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                                                                      EXHIBIT 5
                                                                      ---------

                                 April 7, 1995



Puritan-Bennett Corporation
9401 Indian Creek Parkway
P.O. Box 25905
Overland Park, Kansas  66225-5905


Ladies and Gentlemen:

     We refer to the Registration Statement of Puritan-Bennett Corporation (the "Company") on Form S-3 proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 426,929 shares of the Company's Common Stock to be sold by certain shareholders of the Company identified in the Registration Statement as "Selling Shareholders."

     We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that the 426,929 shares of Common Stock offered for sale by the Selling Shareholders have been legally issued and are fully paid and non-assessable.

     We hereby consent to the reference to us under the heading "Legal Opinions" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                      Very truly yours,



                           /s/ BLACKWELL SANDERS MATHENY WEARY & LOMBARDI L.C.